Exhibit 4.2

CERTIFICATE OF DESIGNATION
7.75% SERIES A CUMULATIVE CONVERTIBLE PREFERRED SHARES
OF PYXIS TANKERS INC.
The undersigned,  Henry P. Williams, does hereby certify:
1.	That he is the duly elected and acting Chief Financial Officer of Pyxis Tankers Inc., a Marshall Islands corporation (the “Company”).
2.
That, pursuant to the authority conferred by the Company’s Articles of Incorporation, a duly authorized committee of the Company’s Board of Directors, at a special meeting held on October     , 2020, adopted the following resolution creating a series of preferred shares of the Company designated as “7.75% Series A Cumulative Convertible Preferred Shares.”

RESOLVED, a series of Preferred Shares, par value $0.001 per share, of the Company be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or special rights and qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:
Section 1 Designation.
The Board of Directors hereby designates and creates a series of preferred shares to be designated as “7.75% Series A Cumulative Convertible Preferred Shares” (the “Series A Preferred Shares”) and fixes the preferences, rights, powers and duties of the holders of the Series A Preferred Shares (the “Series A Preferred Holders”) as set forth in this Certificate of Designation. Each Series A Preferred Share shall be identical in all respects to every other Series A Preferred Share, except as to the respective dates from which dividends on the Series A Preferred Shares may begin accruing, to the extent such dates may differ.
Section 2 Shares.
The authorized number of Series A Preferred Shares shall be one million (1,000,000) shares, subject to increase by filing an amendment to this Certificate of Designation with respect to such additional shares. The Company may, without notice to or consent of the holders of the then outstanding Series A Preferred Shares, authorize and issue additional Series A Preferred Shares.
Series A Preferred Shares that are repurchased, converted or otherwise acquired by the Company shall be cancelled and shall revert to the status of authorized but unissued preferred shares of the Company, undesignated as to series.
Section 3 Definitions.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Articles of Incorporation” means the Articles of Incorporation of the Company, as they may be amended from time to time in a manner consistent with this Certificate of Designation, and shall include this Certificate of Designation.
“Attribution Party” has the meaning set forth in Section 5(a).
“BCA” means the Business Corporations Act of the Republic of the Marshall Islands.

“Beneficial Ownership Limitation” has the meaning set forth in Section 5(a).
“Board of Directors” means the board of directors of the Company or, to the extent permitted by the Articles of Incorporation and the BCA, any authorized committee thereof.
“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any governmental authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.
“Buy-In” has the meaning set forth in Section 5(d).
“Bylaws” means the bylaws of the Company, as they may be amended from time to time.
“Certificate of Designation” means this Certificate of Designation relating to the Series A Preferred Shares, as it may be amended from time to time in a manner consistent with this Certificate of Designation, the Articles of Incorporation, the Bylaws and the BCA.
“Change of Control” means an event the result of which is that (i) Mr. Valentios Valentis and his Affiliates cease to own at least 20% of the voting securities of the Company, or (ii) a person or group acquires at least 50% voting control of the Company, and in the case of each of either (i) or (ii), neither the Company nor any surviving entity has its common stock listed on a recognized U.S. exchange.
“Change of Control Conversion Right” has the meaning set forth in Section 5(c).
“Change of Control Conversion Right Conversion Date” has the meaning set forth in Section 5(c).
“Change of Control Conversion Shares” has the meaning set forth in Section 5(c).
“Change of Control Notice” has the meaning set forth in Section 9.
“Change of Control Redemption Price” means
(i)	After the Series A Issue Date and prior to and not including October , 2021: $26.63 per share;
(ii)	On or after October , 2021 and prior to and not including October , 2022: $25.81 per share; and
(iii)	On or after October , 2022: the Series A Liquidation Preference per share.
“Commission” has the meaning set forth in Section 5(a).
“Common Stock” means the common stock of the Company, par value $0.001 per share, and any other outstanding class of common stock of the Company.
“Company” has the meaning set forth in the introductory paragraph of this Certificate of Designation.
“Conversion Date” has the meaning set forth in Section 5(d).
“Conversion Price” has the meaning set forth in Section 5(a).
“Conversion Shares” has the meaning set forth in Section 5(d).
“Current Market Price” per share of Common Stock on any date shall be deemed to be the average of the daily closing prices per share of such Common Stock for the thirty (30) consecutive Trading Days immediately prior to but not including such date on the Nasdaq Capital Market (or such other exchange or automated quotation system on which the Company’s securities may be listed or quoted).
“Dividend Nonpayment” has the meaning set forth in Section 7(b).
“DWAC” has the meaning set forth in Section 5(a).
“DWAC Delivery” has the meaning set forth in Section 5(a).
“Exempt Issuance” means the issuance of (a) shares of Common Stock or equity awards to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company; (b) securities upon the exercise or exchange of or conversion of any securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date first written above; and (c) shares of Common Stock issued in connection with any contracts, notes or securities outstanding on the date first written above, including but not limited to the Amended and Restated Promissory Note by and among the Company and Maritime Investors Corp. originally dated December 29, 2017, as amended.
“Junior Securities” has the meaning set forth in Section 10(a).
“Liquidation Event” means the occurrence of a liquidation, dissolution, winding up of the affairs of the Company, whether voluntary or involuntary. Neither the sale of all or substantially all of the property or business of the Company nor the consolidation or merger of the Company with or into any other Person, individually or in a series of transactions, shall be deemed a Liquidation Event.
“Liquidation Preference” means, in connection with any distribution in connection with a Liquidation Event pursuant to Section 5(a) of this Certificate of Designation and with respect to any holder of any class or series of capital stock of the Company, the amount otherwise payable to such holder in such distribution with respect to such class or series of capital stock (assuming no limitation on the assets of the Company available for such distribution). For avoidance of doubt, for the foregoing purposes the Series A Liquidation Preference is the Liquidation Preference with respect to the Series A Preferred Shares.

“Market Trigger Conversion” has the meaning set forth in Section 5(b).

“Market Trigger Conversion Date” has the meaning set forth in Section 5(b).

“Market Trigger Conversion Notice” has the meaning set forth in Section 5(b).

“Market Trigger Conversion Shares” has the meaning set forth in Section 5(b).

“Notice of Optional Conversion” has the meaning set forth in Section 5(a).

“Optional Conversion” has the meaning set forth in Section 5(a).

“Optional Conversion Date” has the meaning set forth in Section 5(a).
“Optional Conversion Shares” has the meaning set forth in Section 5(a).
“Parity Securities” has the meaning set forth in Section 10(b).
“Paying Agent” means VStock Transfer, LLC, acting in its capacity as paying agent for the Series A Preferred Shares, and its successors and assigns or any other payment agent appointed by the Company.
“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.
“Preferred Shares” means securities of the Company, designated as “Preferred Shares,” including the Series A Preferred Shares, which entitles the holder thereof to a preference with respect to dividends, or as to the distribution of assets upon any Liquidation Event, over common stock.
“Record Holder” means the Person in whose name Series A Preferred Shares are registered on the books of the Transfer Agent as of, unless otherwise set forth in this Certificate of Designation, the opening of business on a particular Business Day.
“Registrar” means the Registrar of Corporations as defined in Section 5 of the BCA.
“Senior Securities” has the meaning set forth in Section 10(c).
“Series A Dividends” means dividends with respect to the Series A Preferred Shares pursuant to Section 4 of this Certificate of Designation.
“Series A Dividend Payment Date” means the 20th day of each calendar month, starting on November 20, 2020.

“Series A Dividend Period” means a period of time from and including the preceding Series A Dividend Payment Date (other than the initial Series A Dividend Period, which shall commence on and include the Series A Issue Date), to but excluding the next Series A Dividend Payment Date for such Series A Dividend Period.
“Series A Dividend Rate” means a rate equal to 7.75% per annum of the Series A Liquidation Preference per Series A Preferred Share.
“Series A Dividend Record Date” has the meaning set forth in Section 4(b).
“Series A Preferred Holder” means a Record Holder of the Series A Preferred Shares.
“Series A Liquidation Preference” means a liquidation preference for each Series A Preferred Share initially equal to $25.00 per share.
“Series A Issue Date” means the original date of issuance of Series A Preferred Shares, or October     , 2020.
“Series A Preferred Shares” means Preferred Shares having the designations, preferences, rights, powers and duties set forth in this Certificate of Designation.
“Series A Redemption Date” has the meaning set forth in Section 8.
“Series A Redemption Notice” has the meaning set forth in Section 8(b).
“Series A Redemption Price” has the meaning set forth in Section 8(a).
“Share Delivery Date” has the meaning set forth in Section 5(d).

“Standard Settlement Period” has the meaning set forth in Section 5(d).

“Trading Day” has the meaning set forth in Section 5(a).

“Trading Price” has the meaning set forth in Section 5(b).
“Transfer Agent” means VStock Transfer, LLC, acting it is capacity as registrar and transfer agent for the Series A Preferred Shares, and its successors and assigns or any other bank, trust company or other Person as shall be appointed from time to time by the Company to act as registrar and transfer agent for the Series A Preferred Shares.

Section 4 Dividends.
(a) Dividends on each Series A Preferred Share (the “Series A Dividends”) shall be cumulative and shall accrue at the Series A Dividend Rate from and including the Series A Issue Date (or, for any subsequently issued and newly outstanding Series A Preferred Shares, from the Series A Dividend Payment Date immediately preceding the issuance date of such Series A Preferred Shares) until such time as the Company pays the Series A Dividend or redeems the Series A Preferred Shares in full in accordance with Section 8 below, whether or not such Series A Dividends shall have been declared and whether or not there are profits, surplus, or other funds legally available for the payment of dividends. Series A Preferred Holders shall be entitled to receive Series A Dividends from time to time out of any assets of the Company legally available for the payment of dividends at the Series A Dividend Rate per Series A Preferred Share, when, as, and if declared by the Board of Directors. Dividends, to the extent declared by the Company to be paid by the Company in accordance with this Section 4, shall be paid monthly on each Series A Dividend Payment Date. Dividends shall accumulate in each Series A Dividend Period from and including the preceding Series A Dividend Payment Date (other than the initial Series A Dividend Period, which shall commence on and include the Series A Issue Date), to but excluding the next Series A Dividend Payment Date for such Series A Dividend Period. If any Series A Dividend Payment Date otherwise would fall on a day that is not a Business Day, declared Series A Dividends may be paid on the next succeeding Business Day with the same force and effect as if paid on such Series A Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Series A Dividend Payment Date to such next succeeding Business Day. Series A Dividends on the Series A Preferred Shares shall be payable based on a 360-day year consisting of twelve 30-day months.

(b) Not later than 5:00 p.m., New York City time, on each Series A Dividend Payment Date, the Company shall pay those Series A Dividends, if any, that shall have been declared by the Board of Directors to the Paying Agent or, if there is no Paying Agent at the relevant time, to the Series A Preferred Holders as such Series A Preferred Holders’ names appear on the Company’s share transfer books maintained by the Registrar and the Transfer Agent on the record date. The applicable record date for any Series A Dividend payment shall be the fifth Business Day immediately preceding the applicable Series A Dividend Payment Date, or such other date as may be designated by the Board of Directors or an officer of the Company authorized by the Board of Directors that is not more than 60 days prior to such Series A Dividend Payment Date (the “Series A Dividend Record Date”).
No dividend shall be declared or paid or set apart for payment on any Junior Securities (other than a dividend payable solely in Junior Securities) unless full cumulative Series A Dividends have been or contemporaneously are being paid or declared and set aside for payment on all outstanding Series A Preferred Shares and any Parity Securities through the most recent respective Series A Dividend Payment Dates.
Accumulated Series A Dividends in arrears for any past Series A Dividend Period may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a Series A Dividend Payment Date, to Series A Preferred Holders on the record date for such payment, which may not be more than 60 days before such payment date. Subject to the next succeeding sentence, if all accumulated Series A Dividends in arrears on all outstanding Series A Preferred Shares and any Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been declared and set apart, payment of accumulated dividends in arrears on the Series A Preferred Shares and any such Parity Securities shall be made in order of their respective dividend payment dates, commencing with the oldest. If less than all dividends payable with respect to all Series A Preferred Shares and any Parity Securities are paid, any partial payment shall be made pro rata with respect to the Series A Preferred Shares and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate dividend amounts remaining due in respect of such shares at such time. Series A Preferred Holders shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative Series A Dividends. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment which may be in arrears on the Series A Preferred Shares. Declared Series A Dividends shall be paid to the Paying Agent in same-day funds on each Series A Dividend Payment Date. The Paying Agent shall be responsible for holding or disbursing such payments to Series A Preferred Holders in accordance with the instructions of such Series A Preferred Holders. In certain circumstances, dividends may be paid by check mailed to the registered address of the Series A Preferred Holder, unless, in any particular case, the Company elects to pay by wire transfer.

Section 5 Conversion.
(a) Conversion at Option of Holder.
(i)  Each Series A Preferred Share, together with accrued but unpaid Dividends, shall be convertible, at any time and from time to time from and after the issuance date, at the option of the Holder thereof into shares of Common Stock determined by dividing the Series A Liquidation Preference plus all accrued and unpaid Dividends by the Conversion Price then in effect. The initial conversion price (the “Conversion Price”) shall be $1.40 which initially equals 17.86 shares of Common Stock for each Series A Preferred Share.  The Conversion Price shall be subject to adjustment as set forth in Sections 5(a)(ii)-(iv) hereof. Holders shall effect conversions (the “Optional Conversion”) by providing the Company with the form of conversion notice attached hereto as Annex A (a “Notice of Optional Conversion”) duly completed and executed. Other than a conversion following a Change of Control Notice, the Notice of Optional Conversion must specify the number of Series A Preferred Shares then held by the Holder and the number of such shares which the Holder is converting (the “Optional Conversion Shares”). Provided the Transfer Agent is participating in the DTC Fast Automated Securities Transfer program, the Notice of Optional Conversion may specify, at the Holder’s election, whether the applicable Conversion Shares shall be credited to the account of the Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system (a “DWAC Delivery”). The “Optional Conversion Date”, or the date on which an conversion shall be deemed effective, shall be defined as the Trading Day that the Notice of Optional Conversion, completed and executed, is sent by facsimile or other electronic transmission to, and received during regular business hours by, the Company; provided that the original certificate(s) (if applicable) representing such Series A Preferred Shares being converted, duly endorsed, and the accompanying Notice of Optional Conversion, are received by the Company within two (2) Trading Days thereafter. In all other cases, the Optional Conversion Date shall be defined as the Trading Day on which the original share certificate(s) (if applicable) of Series A Preferred Shares being converted, duly endorsed, and the accompanying Notice of Optional Conversion, are received by the Company. The calculations set forth in the Notice of Optional Conversion shall control in the absence of manifest or mathematical error. “Trading Day” shall mean any Business Day on which the Common Stock is traded, or able to be traded, on the “Trading Market” which means the Nasdaq Capital Market or any successor exchange to the foregoing, or any market on which the Common Stock is listed or admitted to trading (including any over-the-counter market).
(ii)  If the Company, at any time while the Series A Preferred Shares are outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of the Series A Preferred Shares) with respect to the then outstanding shares of Common Stock; (B) subdivides outstanding shares of Common Stock into a larger number of shares; or (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then, in each case, the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event (excluding any treasury shares of the Company). Any adjustment made pursuant to this Section 5(a)(ii) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination. All calculations under this Section 5(a)(ii) shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 5(a)(ii), the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Company) issued and outstanding. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 5(a)(ii), the Company shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, provided, however, that the Company may satisfy this notice requirement by filing such notice with the Commission pursuant to a Report on Form 6-K, or, to the extent that the Company is no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, by posting such notice on the Company’s website.

(iii)  If the Company, at any time while the Series A Preferred Shares are outstanding, fixes a record date for the issuance of rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase (for a period expiring within forty-five (45) calendar days after such record date) Common Stock at a price per share of Common Stock less than the Current Market Price per share of Common Stock on such record date, the Conversion Price to be in effect after such record date shall be adjusted to match such price. Such adjustment shall be made successively whenever such a record date is fixed, and in the event that such rights or warrants are not so issued, the Conversion Price shall be adjusted to be the Conversion Price which would then be in effect if such record date had not been fixed.
(iv)  If the Company, at any time while the Series A Preferred Shares are outstanding, fixes a record date for a distribution to all holders of Common Stock of any shares of stock (excluding common stock), evidence of indebtedness or assets (including securities, but excluding those dividends, rights, warrants and distributions referred to in Sections 5(a)(ii) and (iii) above and excluding dividends and distributions paid in cash), each Holder shall be entitled to participate in such distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of its Series A Preferred Shares immediately before the date on which a record is taken for such distribution.
(v)  If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series A Preferred Share, and, except if such notice and the contents thereof shall be deemed to constitute material non-public information, shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Company, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

(vi)  Notwithstanding anything herein to the contrary, the Company shall not effect any Optional Conversion of the Series A Preferred Shares, and a Holder shall not have the right to convert any portion of the Series A Preferred Shares, to the extent that, after giving effect to an attempted conversion set forth on an applicable Notice of Optional Conversion, such Holder (together with such Holder’s affiliates (as that term is defined in Rule 405 of the Securities Act of 1933, as amended), and any other Person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable regulations of the U.S. Securities and Exchange Commission (the “Commission”), including any “group” of which the Holder is a member (the foregoing, “Attribution Parties”)) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and its Attribution Parties shall include the number of shares of Common Stock held by such Holder and its Attribution Parties plus the number of shares of Common Stock issuable upon Optional Conversion subject to the Notice of Optional Conversion with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining unconverted Series A Preferred Shares beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that, in the case of both (A) and (B), are subject to a limitation on conversion or exercise similar to the limitation contained herein. For purposes of this Section 5(a)(vi), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission. For purposes of this Section 5(a)(vi) in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Company’s most recent periodic or annual filing with the Commission, as the case may be, (B) a more recent public announcement by the Company that is filed with the Commission, or (C) a more recent notice by the Company or the  Transfer Agent to the Holder setting forth the number of shares of Common Stock then outstanding. Upon the written request of a Holder (which may be by email), the Company shall, within two (2) Trading Days thereof, confirm in writing to such Holder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Company, including Series A Preferred Shares, by such Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Holder. The “Beneficial Ownership Limitation” shall initially be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such Notice of Optional Conversion (to the extent permitted pursuant to this Section 5(a)(vi)), or 4.99% upon election by the Holder at the time of the purchase of the Series A Preferred Shares. Notwithstanding the foregoing, by written notice to the Company, which will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, the Holder may reset the Beneficial Ownership Limitation percentage to a higher or lower percentage, or if such notice is given upon initial issuance of the Series A Preferred Shares to the Holder, then the reset Beneficial Ownership Limitation shall be effective immediately. Upon such a change by a Holder of the Beneficial Ownership Limitation, the Beneficial Ownership Limitation may not be further amended by such Holder without first providing the minimum 60 day notice required by this Section 5(a)(vi). The Company shall be entitled to rely on representations made to it by the Holder in any Notice of Optional Conversion regarding its Beneficial Ownership Limitation, and the determination as to whether the Series A Preferred Share is convertible and of which portion of the Series A Preferred Share is convertible shall be made in the sole discretion of the Holder and the Company shall have no obligation to verify or confirm the accuracy of such determination.
(vii) Notwithstanding the foregoing, an Exempt Issuance shall not result in an adjustment of the Conversion Price.

(b)  Market Trigger Conversion.
(i)  The Company may. at its option, cause the Series A Preferred Shares, together with accrued but unpaid dividends, to be converted (the “Market Trigger Conversion”), in whole or in part, on a pro rata basis, into fully paid and nonassessable shares of Common Stock at the Conversion Price if the Trading Price of the Common Stock shall have equaled or exceeded 170% of the Conversion Price for at least twenty (20) Trading Days in any thirty (30) consecutive Trading Day period ending five (5) Trading Days prior to the date of Market Trigger Conversion Date (has defined hereafter). “Trading Price” of the Common Stock shall mean on any Trading Day (excluding any after-hours trading as of such date): (A) the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and ask prices, regular way, in either case as reported by the principal consolidated transaction reporting system with respect to the Common Stock listed or admitted to trading or quoted on the Nasdaq Capital Market, or if the Common Stock is not listed or admitted to trading or quoted on the Nasdaq Capital Market, as reported in the principal consolidated transaction reporting system with respect to the Common Stock listed on the principal national securities exchange or national securities market on or in which the Common Stock is listed or admitted to trading; (B) if the Common Stock is not listed on, admitted to trading or quoted on the Nasdaq Capital Market or a national securities exchange or national securities market on that date, the last price quoted by OTC Market Group Inc. for the Common Stock on the date, or if OTC Market Group Inc. is not quoting such price, a similar quotation service selected by the Company; (C) if the Common Stock is not so quoted, the average mid-point of the last bid and ask prices for the Common Stock on that date from at least two (2) dealers recognized as market-makers for the Common Stock selected by the Company for this purpose; or (D) if the Common Stock is not so quoted, the average of the last bid and ask prices for the Common Stock on that date from a dealer engaged in the trading of the Common Stock selected by the Company for such purpose.
(ii)  No greater than sixty (60) nor fewer than twenty (20) days prior to the date of any such Market Trigger Conversion, notice (the “Market Trigger Conversion Notice”) shall be given to the Holders of record of the Series A Preferred Shares to be converted, by first class mail, postage prepaid and addressed to such Holders at their last addresses as shown on the Company’s stock transfer books. The Market Trigger Conversion Notice shall specify the date fixed for conversion (the “Market Trigger Conversion Date”), the place or places for surrender of Series A Preferred Shares if such shares are held in certificated form, and the then effective Conversion Price.
(iii)  Any outstanding Series A Preferred Shares subject to the Market Trigger Conversion Notice, together with accrued but unpaid dividends, will automatically convert into shares of Common Stock on the Market Trigger Conversion Date. The Holders entitled to receive the shares of Common Stock issuable upon the Market Trigger (the “Market Trigger Conversion Shares”) will be treated as the record holder(s) of such shares as of 5:00 p.m. New York City time, on the Market Trigger Conversion Date. Prior to 5:00 p.m. New York City time, on the Market Trigger Conversion Date, the Market Trigger Conversion Shares will not be outstanding for any purpose and Holders will have no rights with respect to such Market Trigger Conversion Shares, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the Common Stock, by virtue of holding the Series A Preferred Shares.
(c)  Change of Control Conversion Right. Upon the Holder’s receipt of a Change of Control Notice until the Trading Day ending three (3) Trading Days prior to the Change of Control Redemption Date (the “Change of Control Conversion Right Conversion Date”), the Holder of Series A Preferred Shares will have the right to convert some or all of the Series A Preferred Shares held by such Holder, together with accrued but unpaid dividends on those shares (the “Change of Control Conversion Right”) into of shares of Common Stock at the Conversion Price (the “Change of Control Conversion Shares”). In the event of a Change of Control, any Series A Preferred Shares not converted pursuant to the Change of Control Conversion Right prior to the Change of Control Redemption Date will be subject to the Change of Control Redemption set forth in Section 9 hereof.

(d)  Additional Conversion Matters.
(i)  Delivery of Certificate or Electronic Issuance Upon Conversion. Not later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (the “Share Delivery Date”) after either the Optional Conversion Date, the Market Trigger Conversion Date or the Change of Control Conversion Right Conversion Date (collectively, the “Conversion Date”), the Company shall (A) deliver, or cause to be delivered, to the converting Holder a physical certificate or certificates representing the number of either Optional Conversion Shares or Market Trigger Conversion Shares or the Change of Control Conversion Shares (collectively, the “Conversion Shares”) being acquired upon the conversion of Series A Preferred Shares or (B) in the case of a DWAC Delivery, electronically transfer such Conversion Shares by crediting the account of the Holder’s prime broker with DTC through its DWAC system. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Trading Market. If in the case of any Notice of Optional Conversion such certificate or certificates are not delivered to or as directed by or, in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Notice of Optional Conversion by written notice to the Company at any time on or before its receipt of such certificate or certificates for Optional Conversion Shares or electronic receipt of such shares, as applicable, in which event the Company shall promptly return to such Holder any original Series A Preferred Share certificate delivered to the Company and the Holder shall promptly return to the Company any Common Stock certificates or otherwise direct the return of any shares of Common Stock delivered to the Holder through the DWAC system, representing the Series A Preferred Shares unsuccessfully tendered for conversion to the Company. No ink-original Notice of Optional Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Optional Conversion form be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender an original certificate(s) representing such Series A Preferred Shares being converted to the Company until the Holder has converted all of the Conversion Shares available thereunder and the Series A Preferred Shares being converted in full, in which case, the Holder shall surrender such original certificate(s) representing such Series A Preferred Shares being converted for cancellation within three (3) Trading Days of the date the final Notice of Optional Conversion is delivered to the Company. Partial conversion of a certificate representing Series A Preferred Shares shall have the effect of lowering the outstanding number of Conversion Shares convertible thereunder in an amount equal to the applicable number of Conversion Shares issued upon conversion, and lowering the amount of Series A Preferred Shares represented by the certificate Holder by the amount of Series A Preferred Shares converted.
(ii)  Obligation Absolute. Subject to Holder’s right to rescind a Notice of Optional Conversion pursuant to Section 5(d)(i) hereof, the Company’s obligation to issue and deliver the Conversion Shares upon conversion of Series A Preferred Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such Holder in connection with the issuance of such Conversion Shares.

(iii)  Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. If the Company fails to deliver to a Holder the applicable certificate or certificates or to effect a DWAC Delivery, as applicable, by the Share Delivery Date pursuant to Section 5(d)(i) (other than a failure caused by incorrect or incomplete information provided by Holder to the Company), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”) then the Company shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount by which (x)  the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of shares of Common Stock that the Company was required to deliver to the Holder in connection with the conversion at issue, times (2) the price at which the sell order giving rise to such purchase obligation was executed; provided, however, that such Holder provides reasonable evidence of the date and time of such sell order and such sell order occurred after the date on which the Company was obligated to deliver such shares of Common Stock and prior to the delivery of the shares of Common Stock related to such conversion, and (B) at the option of the holder, either reissue (if surrendered) the Series A Preferred Shares equal to the number of Series A Preferred Shares submitted for conversion or deliver to the Holder the number of shares of Common Stock that would have been issued if the Company had timely complied with its delivery requirements under Section 5(d)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of Series A Preferred Shares with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay such Holder $1,000. The Holder shall provide the Company written notice, within three (3) Trading Days after the occurrence of a Buy-In, indicating the amounts payable to such Holder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Series A Preferred Shares as required pursuant to the terms hereof; provided, however, that the Holder shall not be entitled to both (i) require the reissuance of the Series A Preferred Shares submitted for conversion for which such conversion was not timely honored and (ii) receive the number of shares of Common Stock that would have been issued if the Company had timely complied with its delivery requirements under Section 5(d)(i).
(iv)  Reservation of Shares Issuable Upon Conversion.  The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred Shares, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series A Preferred Shares, not less than such aggregate number of shares of the Common Stock as shall be issuable upon the conversion of all outstanding shares of Series A Preferred Shares and that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, nonassessable and free and clear of all liens and other encumbrances.
(v)  Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series A Preferred Shares. As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price.
(vi)  Transfer Taxes. The issuance of certificates for shares of the Common Stock upon conversion of the Series A Preferred Shares shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such Series A Preferred Shares and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.
(v)  Status as Shareholder. Upon each Conversion Date, (A) the Series A Preferred Shares being converted shall be deemed converted into shares of Common Stock and (B) the Holder’s rights as a holder of such converted Series A Preferred Shares shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Company to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Company’s failure to convert Series A Preferred Shares.
(vi)  Dividends. If the Holder converts any Series A Preferred Shares and if the Conversion Date occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date with respect to such shares so converted shall be payable on such Dividend Payment Date to the Holders of record at the close of business on such Dividend Record Date, and shall not be converted into shares of Common Stock as part of the Conversion Price for such shares.

Section 6 Liquidation Rights.
(a) Upon the occurrence of any Liquidation Event, Series A Preferred Holders shall be entitled to receive out of the assets of the Company or proceeds thereof legally available for distribution to stockholders of the Company, (i) after satisfaction of all liabilities, if any, to creditors of the Company, (ii) after all applicable distributions of such assets or proceeds being made to or set aside for the holders of any Senior Securities then outstanding in respect of such Liquidation Event, (iii) concurrently with any applicable distributions of such assets or proceeds being made to or set aside for holders of any Parity Securities then outstanding in respect of such Liquidation Event and (iv) before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other classes or series of Junior Securities as to such distribution, a liquidating distribution or payment in full redemption of such Series A Preferred Shares in an amount equal to the Series A Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends have been declared).
For purposes of clarity, upon the occurrence of any Liquidation Event, (x) the holders of then outstanding Senior Securities shall be entitled to receive the applicable Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared), on such Senior Securities before any distribution shall be made to the Series A Preferred Holders or any Parity Securities and (y) the Series A Preferred Holders shall be entitled to the Series A Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared), per Series A Preferred Share in cash concurrently with any distribution made to the holders of Parity Securities and before any distribution shall be made to the holders of Common Stock or any other Junior Securities. Series A Preferred Holders shall not be entitled to any other amounts from the Company, in their capacity as Series A Preferred Holders, after they have received the Series A Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared). The payment of the Series A Liquidation Preference shall be a payment in redemption of the Series A Preferred Shares such that, from and after payment of the full Series A Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared), any such Series A Preferred Share shall thereafter be cancelled and no longer be outstanding.

(b) In the event of any distribution or payment described in Section 6(a) above where the Company’s assets available for distribution to holders of the outstanding Series A Preferred Shares and any Parity Securities are insufficient to satisfy the applicable Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared), for such Series A Preferred Shares and Parity Securities, the Company’s then remaining assets or proceeds thereof legally available for distribution to shareholders of the Company shall be distributed among the holders of outstanding Series A Preferred Shares and such Parity Securities, as applicable, ratably on the basis of their relative aggregate Liquidation Preferences, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared).
(c) After payment of the applicable Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared) to the holders of the outstanding Series A Preferred Shares and any Parity Securities, the Company’s remaining assets and funds shall be distributed among the holders of the Common Stock and any other Junior Securities then outstanding according to their respective rights and preferences.

Section 7 Voting Rights.
(a) Notwithstanding anything to the contrary in this Certificate of Designation, the Series A Preferred Shares shall have no voting rights except as set forth in this Section 7 or as otherwise provided by the BCA.
(b) In the event that eighteen (18) monthly Series A Dividends are in arrears, whether or not consecutive (and whether or not such dividends shall have been declared and whether or not there are profits, surplus, or other funds legally available for the payment of dividends) (a “Dividend Nonpayment”), then the authorized number of directors on the Board of Directors shall, at the next annual meeting of shareholders or at a special meeting of shareholders as provided below, automatically be increased by one (1) and the Series A Preferred Holders, voting together as a single class, shall be entitled, at the Company’s next annual meeting of shareholders or at a special meeting of shareholders as provided below, to vote for the election of one (1) additional member of the Board of Directors (the “Preferred Share Director”); provided that (i) any Preferred Share Director shall be reasonably acceptable to the Board of Directors and the Nominating and Corporate Governance Committee thereof, acting in good faith, (ii) the election of any such Preferred Share Director will not cause the Company to violate the corporate governance requirements of the Nasdaq Capital Market, including the rules and regulations applicable to “foreign private issuers” (or such other exchange or automated quotation system on which the Company’s securities may be listed or quoted), and (iii) the Preferred Share Director shall not be a person that is subject to any “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act of 1933, as amended, except for a Disqualifying Event covered by Rule 506(d)(2) or (d)(3).
In the event of a Dividend Nonpayment, the holders of at least 50% of the outstanding Series A Preferred Shares may request that the Board of Directors call a special meeting of shareholders to elect such Preferred Share Director; provided, however, that, to the extent permitted by the Company’s Bylaws in effect from time to time, if the next annual or special meeting of shareholders is scheduled to be held within ninety (90) days after the receipt of such request, the election of such Preferred Share Director shall be included in the agenda for, and shall be held at, such scheduled annual or special meeting of shareholders. The Preferred Share Director shall stand for reelection annually, at each subsequent annual meeting of shareholders, so long as the Series A Preferred Holders continue to have such voting rights. At any meeting at which the holders of Series A Preferred Shares are entitled to elect a Preferred Share Director, the holders of record of at least one-third of the then outstanding Series A Preferred Shares, present in person or represented by proxy, shall constitute a quorum and the vote of the holders of record of a majority of such Series A Preferred Shares so present or represented by proxy shall be sufficient to elect the Preferred Share Director.
If and when all dividends accumulated and in arrears on the Series A Preferred Shares have been paid in full or sufficient funds for such payment have been declared and set apart for such purpose (a “Nonpayment Remedy”), the holders of Series A Preferred Shares shall immediately, and without any further action by the Company, be divested of the voting rights described in this Section 7(b), subject to the revesting of such right as set forth in this Section 7 in the event of a subsequent Dividend Nonpayment and, with respect to funds set apart for payment, upon failure to pay the dividend on the Series A Dividend Payment Date. Upon any termination of the right of the holders of Series A Preferred Shares to vote as a class for a Preferred Share Director, the term of office of the Preferred Share Director then in office elected by such Series A Preferred Holders voting as a class shall terminate at the next annual meeting of shareholders following the date of the Nonpayment Remedy or his or her earlier death, resignation or removal and the authorized number of directors on the Board of Directors shall automatically decrease by one.
The Preferred Share Director may be removed at any time, with or without cause, by the holders of a majority of the then outstanding Series A Preferred Shares when they have the voting rights described in this Section 7(b). In the event that a Dividend Nonpayment shall have occurred and there shall not have been a Nonpayment Remedy, any vacancy in the office of a Preferred Share Director (other than prior to the initial election of the Preferred Share Director after a Dividend Nonpayment) may be filled by a vote of the holders of a majority of the then outstanding Series A Preferred Shares when they have the voting rights described above; provided that (i) any Preferred Share Director shall be reasonably acceptable to the Board of Directors and the Nominating and Corporate Governance Committee thereof, acting in good faith, (ii) that the election of any such Preferred Share Director to fill such vacancy will not cause the Company to violate the corporate governance requirements of the Nasdaq Capital Market, including the rules and regulations applicable to “foreign private issuers” (or any other exchange or automated quotation system on which the Company’s securities may be listed or quoted), and (iii) the Preferred Share Director shall not be a person that is subject to any “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act of 1933, as amended, except for a Disqualifying Event covered by Rule 506(d)(2) or (d)(3). The Preferred Share Director shall each be entitled to one vote on any matter that may come before the Board of Directors for a vote.

(c) Unless the Company shall have received the affirmative vote or consent of the holders of a majority of the outstanding Series A Preferred Shares, voting as a single class, the Company shall not (A) adopt any amendment to the Articles of Incorporation or this Certificate of Designation that materially and adversely alters the preferences, powers or rights of the Series A Preferred Shares; (B) declare or pay any dividends on or repurchase any Junior Securities during any time that all declared dividends on the Series A Preferred Shares have not been paid in full; or (C) engage in a merger, consolidation or share exchange that materially and adversely affects the rights, preferences or voting power of the Series A Preferred Shares, unless such Series A Preferred Shares are converted into or exchanged for (x) cash equal to or greater than the applicable redemption price per share, or (y) preferred shares of the surviving entity having rights, preferences or privileges that are materially the same as those of the Series A Preferred Shares. For the avoidance of doubt, so long as such action does not materially and adversely affect the preferences, powers or rights of the Series A Preferred Shares, the Company may amend, alter or repeal any terms of this Certificate of Designation.
In addition, unless the Company shall have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series A Preferred Shares, voting as a separate class, the Company shall not create or issue any Senior Securities.
(d) On any matter described in this Section 7 on which the Series A Preferred Holders are entitled to vote as a class, such Series A Preferred Holders shall be entitled to one vote per Series A Preferred Share and the holders of record of at least one-third of the then outstanding Series A Preferred Shares, present in person or represented by proxy, shall constitute a quorum for purposes of the matters on which such holders are entitled to vote separately as a class. Any Series A Preferred Shares held by the Company or any of its subsidiaries shall not be entitled to vote.
(e) No vote or consent of Series A Preferred Holders shall be required for (i) the creation or incurrence of any indebtedness, (ii) the authorization or issuance of any Common Stock or other Junior Securities, or (iii) except as expressly provided in paragraph (c) above, the authorization or issuance of any Preferred Shares of the Company.

Section 8 Optional Redemption.
The Company shall have the right at any time, and from time to time, on or after October     , 2023, to redeem, at its option, in whole or in part, the Series A Preferred Shares. Any such optional redemption shall be effected only out of funds legally available for such purpose. The Company may undertake multiple partial redemptions. Subject to limitations contained in the first sentence of this paragraph and the next sentence in this paragraph, any redemption of the Series A Preferred Shares shall occur on a date set by the Company (the “Series A Redemption Date”).
(a) The Company shall effect any such redemption by paying cash for each Series A Preferred Share to be redeemed equal to the Series A Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon to but not including the date of redemption (whether or not such dividends shall have been declared), for such Series A Preferred Shares on such Series A Redemption Date (the “Series A Redemption Price”). The Series A Redemption Price shall be paid by the Paying Agent to the Series A Preferred Holders on the Series A Redemption Date.
(b) The Company shall give notice of any redemption not more than 60 days before the scheduled Series A Redemption Date, to the Series A Preferred Holders of any Series A Preferred Shares to be redeemed as such Series A Preferred Holders’ names appear on the Company’s share transfer books maintained by the Registrar and Transfer Agent at the address of such Series A Preferred Holders shown therein. Such notice (the “Series A Redemption Notice”) shall state: (1) the Series A Redemption Date, (2) the number of Series A Preferred Shares to be redeemed and, if less than all outstanding shares of Series A Preferred Shares are to be redeemed, the number (and the identification) of shares to be redeemed from such Series A Preferred Holder, (3) the Series A Redemption Price, (4) the place where the Series A Preferred Shares are to be redeemed and shall be presented and surrendered for payment of the Series A Redemption Price therefor and (5) that dividends on the Series A Preferred Shares to be redeemed shall cease to accumulate from and after such Series A Redemption Date.

(c) If the Company elects to redeem less than all of the outstanding shares of Series A Preferred Shares, the number of Series A Preferred Shares to be redeemed shall be determined by the Company, and such Series A Preferred Shares shall be redeemed by such method of selection as the Paying Agent shall determine, either pro rata or by lot, with adjustments to avoid redemption of fractional shares. The Series A Redemption Price will be paid by the Paying Agent to Series A Preferred Holders on the Series A Redemption Date. The aggregate Series A Redemption Price for any such partial redemption of the outstanding Series A Preferred Shares shall be allocated correspondingly among the redeemed shares of Series A Preferred Shares. The Series A Preferred Shares not redeemed shall remain outstanding and entitled to all the rights and preferences provided in this Certificate of Designation (including the Company’s right, if it elects so, to redeem all or part of the Series A Preferred Shares outstanding at any relevant time in accordance with this Section 8 (including this paragraph (c))).
(d) If the Company gives or causes to be given a Series A Redemption Notice, then the Company shall deposit with the Paying Agent funds sufficient to redeem the Series A Preferred Shares as to which such Series A Redemption Notice shall have been given no later than 10:00 a.m., New York City time, on the Series A Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series A Redemption Price to the Series A Preferred Holders thereof upon surrender or deemed surrender of such Series A Preferred Shares. If the Series A Redemption Notice shall have been given, then from and after the Series A Redemption Date, unless the Company defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series A Redemption Notice, all Series A Dividends on such shares shall cease to accumulate and all rights of holders of such Series A Preferred Shares as the Series A Preferred Holders with respect to such Series A Preferred Shares shall cease, except the right to receive the Series A Redemption Price, and such Series A Preferred Shares shall not thereafter be transferred on the books of the Transfer Agent or be deemed to be outstanding for any purpose whatsoever. The Company shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the Series A Redemption Price of the shares to be redeemed), and the holders of any Series A Preferred Shares so redeemed shall have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by the Company for any reason, including, but not limited to, redemption of Series A Preferred Shares, that remain unclaimed or unpaid after two years following the applicable Series A Redemption Date or other payment date, shall be, to the extent permitted by law, promptly repaid to the Company upon its written request, after which repayment the Series A Preferred Holders entitled to such redemption or other payment shall have recourse only to the Company.
(e) Any Series A Preferred Shares that are redeemed or otherwise acquired by the Company shall be canceled and shall constitute Preferred Shares subject to designation by the Board of Directors as set forth in the Articles of Incorporation. If only a portion of the Series A Preferred Shares shall have been called for redemption, upon surrender of any certificate representing Series A Preferred Shares to the Paying Agent, the Paying Agent shall issue to the Series A Preferred Holders a new certificate (or adjust the applicable book-entry account) representing the number Series A Preferred Shares represented by the surrendered certificate that have not been called for redemption. Notwithstanding any Series A Redemption Notice, there shall be no redemption of any Series A Preferred Shares called for redemption until funds sufficient to pay the full Series A Redemption Price of such shares shall have been deposited by the Company with the Paying Agent.
(f) The Company and its Affiliates may from time to time purchase Series A Preferred Shares, subject to compliance with all applicable securities and other laws, in open market transactions, privately negotiated transactions, or otherwise. Any Series A Preferred Shares repurchased and canceled by the Company will revert to the status of authorized but unissued Preferred Shares undesignated by the Company.
(g) Notwithstanding anything to the contrary in this Certificate of Designation, the Company shall not (and shall not be required to) redeem, purchase or acquire any Series A Preferred Shares at such time as (i) the terms and provisions of any Senior Securities or any agreement of the Company, including any agreement relating to its indebtedness, prohibit such redemption, repurchase or acquisition, or such redemption, purchase or acquisition would constitute a breach thereof or a default thereunder, or (ii) such redemption, purchase or acquisition is restricted or prohibited under the BCA or other applicable law.

(h) Notwithstanding anything to the contrary in this Certificate of Designation, in the event that full cumulative dividends on the Series A Preferred Shares and any Parity Securities shall not have been paid or declared and set apart for payment, the Company may not repurchase, redeem or otherwise acquire, (1) any Parity Securities, except pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Shares and Parity Securities, an exchange for or conversion or reclassification into other Parity Securities or Junior Securities or with proceeds of a substantially contemporaneous sale of Parity Securities or Junior Securities, or (2) any Common Stock and any other Junior Securities, except pursuant to an exchange for or, conversion or reclassification into other Junior Securities or with proceeds of a substantially contemporaneous sale of Junior Securities.
Section 9 Change of Control.
On or before the 20th Business Day prior to the consummation of a Change of Control that has been approved by the Company’s Board of Directors (or, in the case where the consummation of the Change of Control is in less than 20 Business Days, promptly after the Board of Directors approves such transaction that will result in a Change of Control but in any event not prior to the public announcement of the transaction resulting in such Change of Control), the Company shall provide written notice thereof to the Series A Preferred Holders (a “Change of Control Notice”), and in connection with any such Change of Control, each Series A Preferred Holder may elect one of the following options (subject to such Change of Control having actually occurred or actually occurring) by written notice given to the Company within 20 Business Days after the date the Company provides such Change of Control Notice (it being understood that if a Series A Preferred Holder fails to timely provide notice of its election to the Company, such Series A Preferred Holder will be deemed to have elected the option set forth in clause (b) below):
(a) cause the Company to redeem all of such Series A Preferred Holder’s Series A Preferred Shares for cash in an amount per share equal to the Change of Control Redemption Price in effect immediately prior to the consummation of such Change of Control plus the amount of any accumulated and unpaid dividends thereon to but not including the date of redemption (whether or not such dividends shall have been declared), in which case the Company shall redeem such Series A Preferred Shares within 60 calendar days of the Company’s receipt of such Series A Preferred Holder’s notice; provided, however, that if, prior to the receipt of such written notice from a holder of Series A Preferred Shares, the Company has provided notice of its election to redeem some or all of the Series A Preferred Shares, such holder of Series A Preferred Shares will not have any right of redemption with respect to the shares called for redemption; or
(b) subject to the Company’s (or, if the Company is not the surviving entity of such Change of Control, the Company’s successor’s) right to redeem the Series A Preferred Shares pursuant to Section 8, continue to hold such Series A Preferred Holder’s Series A Preferred Shares.
Section 10 Rank.
The Series A Preferred Shares shall be deemed to rank:
(a) Senior to (i) the Common Stock and (ii) each other class or series of capital stock established after the Series A Issue Date, the terms of which class or series do not expressly provide that it is made senior to or on parity with the Series A Preferred Shares as to the payment of dividends and amounts payable upon any Liquidation Event (collectively referred to with the Common Stock as “Junior Securities”);
(b) On a parity with any class or series of capital stock established after the Series A Issue Date with terms expressly providing that such class or series ranks on a parity with the Series A Preferred Shares as to dividends and distributions upon any Liquidation Event (collectively referred to as “Parity Securities”); and
(c) Junior to each other class or series of capital stock made senior to the Series A Preferred Shares as to the payment of dividends and amounts payable upon any Liquidation Event (collectively referred to as “Senior Securities”).
The Company may issue Junior Securities and Parity Securities from time to time in one or more classes or series without the consent of the Series A Preferred Holders and, subject to any approvals required by Series A Preferred Holders pursuant to Section 7(c), may issue Senior Securities from time to time in one or more classes or series. The Board of Directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such class or series before the issuance of any shares of such class or series.

Section 11 Fractional Shares.
No Series A Preferred Shares may be issued in fractions of a share.
Section 12 No Sinking Fund.
The Series A Preferred Shares shall not have the benefit of any sinking fund.
Section 13 Record Holders.
To the fullest extent permitted by applicable law, the Company, the Registrar, the Transfer Agent and the Paying Agent may deem and treat any Series A Preferred Holder as the true, lawful and absolute owner of the applicable Series A Preferred Shares for all purposes, and neither the Company nor the Registrar, the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary.
Section 14 Notices.
All notices or communications in respect of the Series A Preferred Shares shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designation, in the Articles of Incorporation, the Bylaws or by applicable law.
Section 15 Conversion; Sinking Fund
The Series A Preferred Shares shall not be convertible into Common Stock or any other securities of the Company and shall not have exchange rights or be entitled or subject to any preemptive or similar rights. The Series A Preferred Shares shall not be subject to mandatory redemption or to any sinking fund requirements.
Section 16 Other Rights.
The Series A Preferred Shares shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in this Certificate of Designation, the Articles of Incorporation, the Bylaws or as provided by applicable law.

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I further declare under penalty of perjury that the matters set forth in this Certificate of Designation are true and correct of my own knowledge.
Executed in the City of [CITY], [COUNTRY], on October     , 2020.

[NAME]
Name:	[NAME]
Title:	[TITLE]

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